Massachusetts Tax-Exempt Fund Shareholder Report Proxy Voting Results

At a special meeting of shareholders on July 2, 2009, fund shareholders approved the following two proposals:

Proposal 1- Elect trustees for each fund.

The individuals listed in the table below were elected as trustees for each fund. All trustees with the exception of Messrs. McNabb and Volanakis (both of whom already served as directors of The Vanguard Group, Inc.) served as trustees to the funds prior to the shareholder meeting.


Trustee                            For     Withheld      Percentage For


John J. Brennan             52,109,958    1,577,800               97.1%
Charles D. Ellis            51,703,909    1,983,848               96.3%
Emerson U. Fullwood         52,055,159    1,632,599               97.0%
Rajiv L. Gupta              51,959,206    1,728,551               96.8%
Amy Gutmann                 51,881,008    1,806,750               96.6%
JoAnn Heffernan Heisen      52,034,772    1,652,986               96.9%
F. William McNabb III       51,997,314    1,690,443               96.9%
Andre F. Perold             52,000,850    1,686,908               96.9%
Alfred M. Rankin, Jr.       51,994,442    1,693,316               96.8%
Peter F. Volanakis          52,073,167    1,614,590               97.0%



Proposal 2: - Update and standardize the funds' fundamental policies regarding:

(a) Purchasing and selling real estate.
(b) Issuing senior securities.
(c) Borrowing money.
(d) Making loans.
(e) Purchasing and selling commodities.
(f) Concentrating investments in a particular industry or group of industries.
(g) Eliminating outdated fundamental investment policies not required by law.

The revised fundamental policies are clearly stated and simple, yet comprehensive, making oversight and compliance more efficient than under the former policies. The revised fundamental policies will allow the fund to respond more quickly to regulatory and market changes, while avoiding the costs and delays associated with successive shareholder meetings.

                  For          Abstain       Against    Broker        Percentage
                                                        Non-Votes            For

Massachusetts Tax-Exempt Fund


2a           43,904,130      1,438,888     1,851,498    6,493,241         81.8%
2b           43,826,164      1,479,545     1,888,809    6,493,239         81.6%
2c           42,933,363      1,316,193     2,944,962    6,493,240         80.0%
2d           42,853,361      1,393,829     2,947,328    6,493,239         79.8%
2e           42,728,675      1,395,267     3,070,576    6,493,239         79.6%
2f           42,884,648      1,601,211     2,708,660    6,493,239         79.9%
2g           44,394,323      1,335,862     1,464,334    6,493,239         82.7%